Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 19, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.021680 per unit, payable on March 14, 2016, to unit holders of record on February 29, 2016.

This month’s distribution increased slightly from the previous month due to a refund of ad valorem taxes withheld offset by a decrease in the pricing of both oil and gas on the Texas Royalty Properties, whereas the Waddell Ranch Properties were in deficit this month and contributed nothing to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 76,919 barrels of oil and 436,864 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was (21,361) barrels of oil and (126,322) Mcf of gas. The average price for oil was $33.53 per bbl and for gas was $1.97 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,440,556. Deducted from these would be the Lease Operating Expense (LOE) of $2,605,775, taxes of $285,666 and Capital Expenditures (CAPEX) of $850,481 totaling $3,741,922 resulting in a Net Profit of ($301,366) for the month of January. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of ($226,025) to this month’s distribution. This amount along with the negative deficit carryover from prior periods brings deficit to be recouped to ($919,720). There is no distribution from the Waddell Ranch’s NPI for this month.

The 2015 ten workover well program has been completed and producing. The drill well program of ten vertical and two horizontal wells for the 2015 program was started in June 2015. During December, he last remaining two wells were completed and producing. This completes the 2015 program.

ConocoPhillips has advised the Trustee of the 2016 capital expenditure budget which will total $11.6 million for the entire Waddell Ranch Project and $5.1 million net to the Trust. There will be no new drilled wells, eight recompletions, and some facilities projects. These workover/recompletions will occur during the year, along with the ongoing facilities work.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)		Gas(Mcf)		Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	76,919	436,864	(21,361	)*	(126,322	)*	$33.53	$1.97	**
Texas Royalty Prop	25,819	32,680	24,528	*	31,046	*	$35.78	$3.32	**
Prior Month
Waddell Ranch	70,992	434,834	(13,648	)*	(88,394	)*	$40.47	$1.99	**
Texas Royalty Prop	22,433	33,976	21,311	*	32,277	*	$40.95	$3.63	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 25,819 barrels of oil and 32,680 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 24,528 barrels of oil and 31,046 Mcf of gas. The average price for oil was $35.78 per bbl and for gas was $3.32 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,032,328. Added to this is a positive net tax amount of $212,194 that includes an ad valorem refund resulting in a Net Profit of $1,244,522 for the month of January. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,182,296 to this month’s distribution.

General and Administrative Expenses deducted for the month were $171,829 resulting in a distribution of $1,010,485 to 46,608,796 units outstanding, or $.021680 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2015 tax information packets are expected to begin mailing directly to unitholders in early March 2016. A copy of Permian’s 2015 tax information booklet is expected to be posted on Permian’s website by March 1, 2016. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are now updated on Permian’s website for 2015 tax reporting.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper Senior Vice President Southwest Bank, Trustee Toll Free – 1.855.588.7839